Exhibit 23.2

Consent and Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Bella Petrella’s Holdings, Inc.
   (A majority owned subsidiary of JVW Entertainment, Inc.)
Tampa, Florida

We hereby consent to the use in this Registration Statement of our report dated January 7, 2011, relating to the financial statements of Bella Petrella’s Holdings, Inc. (a majority owned subsidiary of JVW Entertainment, Inc.), and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Pender Newkirk & Company LLP
Pender Newkirk & Company LLP
Certified Public Accountants
Tampa, Florida
March 7, 2011